Exhibit 4.4

                                   September 11, 1995

Board of Directors
Allstate Financial Corporation
2700 South Quincy Street
Suite 540
Arlington, VA 22206

Gentlemen:

     Each of the undersigned agrees (severally but not jointly) as follows:

     1. He will not exchange any shares of Common Stock of Allstate Financial Corporation ("AFC") owned or controlled by him for Convertible, Subordinated Notes of AFC to be issued under an Indenture of Trust dated as of September 11, 1995 between AFC and Shawmut Bank Connecticut, National Association pursuant to the "Exchange Offer for Other Stockholders" contemplated in Section 5.2 of the Stock Purchase Agreement dated as of September 11, 1995 (the "Stock Purchase Agreement") among AFC and the Stockholders (as defined therein); and

     2. He will vote all voting securities of AFC owned or controlled by him in favor of the election of the persons designated by the Stockholders pursuant to Section 5.1 of the Stock Purchase Agreement for nomination as directors of AFC at any annual meeting of the shareholders of AFC referred to in such Section 5.1, but only as and to the extent such designees have been approved by the Board of Directors of AFC.

                                   Sincerely,


                                   Leon Fishman


                                   Eugene Haskin

ACKNOWLEDGED AND AGREED:

ALLSTATE FINANCIAL CORPORATION


By  Bret L. Kelly
    Name:  Bret L. Kelly
    Title:      Senior Vice President/COO